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                                                                 EXHIBIT 10.19

             DESCRIPTION OF NEIL R. YOUNG'S EMPLOYMENT ARRANGEMENT

     In connection with the appointment of Neil R. Young as President and Chief Executive Officer of Grubb & Ellis Company (the "Company") in February 1996, Mr. Young has agreed to serve in such capacities for a term expiring in June 1999, with an option to extend the term for an additional year. He will receive an annual salary of $400,000 through June 30, 1997, which salary thereafter increases to $425,000 per year. He is eligible to receive incentive compensation targeted at 50% of his annual salary, based upon achievement of certain Company performance levels to be determined, with a minimum incentive payment of $125,000 to be paid with respect to the 1997 fiscal year. Mr. Young also received, subject to stockholder approval of an amendment to the Company's 1990 Amended and Restated Stock Option Plan (the "Plan"), a non-qualified option to purchase 450,000 shares of Common Stock of the Company at an exercise price of $2.375 per share, with a ten-year term and five-year vesting, with the first installment vesting on December 31, 1996. The option contains additional terms related to vesting and exercise of the option which will be effective upon stockholder approval of the Plan amendment. Additional terms and conditions of Mr. Young's employment with the Company have yet to be determined, and will be set forth in an employment agreement expected to be entered into between Mr. Young and the Company.